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Exhibit 99(d)(2)

SUPPLEMENTAL INDENTURE NO.1

DATED AS OF JANUARY 10, 2003

TYCO INTERNATIONAL GROUP S.A.,
the Company,

TYCO INTERNATIONAL LTD.,
as Guarantor,

and

U.S. BANK, N.A.,
as Trustee

Supplemental Indenture No. 1 to the
Indenture
dated as of February 12, 2001

        This Supplemental Indenture No. 1, dated as of January 10, 2003 (this "Supplemental Indenture"), is entered into by and among Tyco International Group S.A., a Luxembourg company (the "Company"), Tyco International Ltd., a Bermuda company, as guarantor (the "Guarantor"), and U.S. Bank, N.A., as successor to State Street Bank and Trust Company, as Trustee (the "Trustee").

W I T N E S S E T H:

        WHEREAS, the Company, the Guarantor and State Street Bank and Trust Company, predecessor to U.S. Bank, N.A., as Trustee (the "Trustee") have entered into an Indenture, dated as of February 12, 2001 (as supplemented and amended from time to time, the "Indenture"), providing for the issuance of the Company's Zero Coupon Convertible Debentures due February 12, 2021 (the "Securities");

        WHEREAS, Section 9.1(1) of the Indenture provides that the Company, the Guarantor and the Trustee may amend the Indenture, the Securities or the Guarantees without the consent of any Securityholder, so long as such changes do not materially and adversely affect the interests of the Securityholders, to cure any ambiguity, omission, defect or inconsistency in the Indenture;

        WHEREAS, Section 3.13 of the Indenture requires, among other things, that the Company comply with Rule 13e-4 and Rule 14e-1 under the Exchange Act of 1934 (the "Tender Offer Rules") when complying with Sections 3.8 and 3.9 of the Indenture;

        WHEREAS, certain provisions of Section 3.8(a) and 3.9(c) of the Indenture are inconsistent with the requirements of the Tender Offer Rules; and

        WHEREAS, the Company, the Guarantor and the Trustee desire to supplement and amend the Indenture to cure the above-referenced inconsistency.

        NOW, THEREFORE

        For and in consideration of the premises set forth above, the Company, Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Securityholders as follows:

ARTICLE 1.
AMENDMENTS

        Section 1.1.    The first sentence of Section 3.8(a)(1) of the Indenture up to the word "stating:" shall be amended and restated in its entirety to read as follows:

  "(1) delivery to the Paying Agent by the Holder of a written notice of purchase (a "Purchase Notice") at any time from the opening of business on the date that is 20 Business Days prior to the close of business on such Purchase Date stating:"

        Section 1.2.    The first sentence of Section 3.9(c) of the Indenture up to the word "stating:" shall be amended and restated in its entirety to read as follows:

  "(c) A Holder may exercise its rights specified in Section 3.9(a) upon delivery of a written notice of purchase (a "Change in Control Purchase Notice") to the Paying Agent at any time prior to the close of business on the Change in Control Purchase Date, stating:"

ARTICLE 2.
MISCELLANEOUS

        Section 2.1.    The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects adopted, ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Supplemental Indenture and all its provisions shall be deemed a part thereof.

        Section 2.2.    In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 2.3.    THIS SUPPLEMENTAL INDENTURE AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR A BREACH HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.

        Section 2.4.    This Supplemental Indenture has been simultaneously executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery by telecopier of an executed signature page hereto shall be effective as delivery of a manually executed counterpart hereof.

        IN WITNESS WHEREOF, the Company, the Guarantor and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

TYCO INTERNATIONAL GROUP S.A.
By:	/s/ MICHELANGELO STEFANI Name: Michelangelo Stefani Title: Managing Director
TYCO INTERNATIONAL LTD., as Guarantor
By:	/s/ DAVID J. FITZPATRICK Name: David J. FitzPatrick Title: Executive Vice President and Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ WARD A. SPOONER Name: Ward A. Spooner Title: Vice President

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  Exhibit 99(d)(2)
SUPPLEMENTAL INDENTURE NO.1 DATED AS OF JANUARY 10, 2003